EXHIBIT 99.1

TPI Composites, Inc. Appoints James Hilderhoff as Chief Commercial Officer

SCOTTSDALE, Ariz., Aug. 06, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that it has hired James Hilderhoff as its Chief Commercial Officer, effective August 3, 2020. In this position, Jim will oversee all sales, service, business development and account management activities for the Company’s wind and strategic markets.

Jim brings over 35 years of inexperience to TPI, including leadership positions in the transportation and power industries. Most recently, Jim served as Chief Commercial Officer – North America for Wabtec Corporation. Prior to Wabtec Corporation’s merger with General Electric Company’s transportation business in February 2019, Jim served in sales, service, operations and marketing roles in various businesses of General Electric Company (NYSE: GE) for over thirty years. Mr. Hilderhoff served as General Manager, Global Sales and Marketing of GE’s rail transportation business from January 2016 to February 2019, and also served as General Manager, Americas Services Operation for GE’s transportation business from 2010 to December 2015.

Jim holds a Master in Business Administration degree from the University of Pennsylvania, Wharton School of Business and a Bachelor of Science degree in Engineering Science from Pennsylvania State University.

Bill Siwek, TPI’s President and CEO commented, “We are thrilled to have Jim join our executive team. His international business development and executive experience in the transportation and power markets provides great tools to help us continue to grow and diversify our wind, strategic markets and service businesses.”

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

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